Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Fourth Quarter and Year End 2012 Financial Results

Increased total revenue by 39% over 2011

Reduced operating expenses by 32% over 2011

Reduced net loss by 79% over 2011

LEXINGTON, MA (March 1, 2013) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the fourth quarter and year ended December 31, 2012. Total revenues for 2012 were 39% greater than 2011, driven by the recognition of milestone payments received from Takeda Pharmaceutical Company Limited, the company’s ex-US commercial partner, and increased Feraheme® (ferumoxytol) sales. As of December 31, 2012, the company’s cash, cash equivalents and investments totaled approximately $227 million.

2012 Highlights

•                  The company reported an increase in U.S. Feraheme net product sales, driven by increased utilization of Feraheme for the treatment of iron deficiency anemia (IDA) in chronic kidney disease (CKD) patients. Total Feraheme provider demand for 2012 was approximately 110,000 grams, representing a 17% increase in provider demand over 2011. Feraheme provider demand for the fourth quarter of 2012 was approximately 27,500 grams, approximately 14% higher than the fourth quarter of 2011.(1)

•                  The company made significant progress expanding the geographic reach of ferumoxytol, with approvals for use in adult IDA patients with CKD in the European Union (EU), Canada and Switzerland. Takeda has commercial rights to ferumoxytol in these regions, where they launched commercially in the fourth quarter of 2012. In the EU and Switzerland, Takeda launched under the trade name Rienso®; in Canada, Takeda launched under the trade name Feraheme. During 2012, AMAG received $33 million in milestone payments from Takeda related to the approvals and launches of Feraheme/Rienso in Europe and Canada.

•                  AMAG also made meaningful progress in its efforts to expand the label for Feraheme. The company completed a 1,400 patient, phase III registration program for ferumoxytol in adult IDA patients, regardless of the underlying cause of their anemia. The program was comprised of two phase III trials, both of which achieved their respective primary and secondary endpoints (with high statistical significance). AMAG submitted a supplemental new drug application (sNDA) with the U.S. Food and Drug Administration (FDA) in December 2012 seeking to expand the indication for Feraheme beyond the current CKD indication to include all adult patients with IDA who have failed or otherwise cannot take oral iron therapy.

(1) IMS Health

Fourth Quarter and Full Year 2012 Financial Results (unaudited)

Total revenues for the quarter ended December 31, 2012 were $21.1 million, as compared to $14.9 million for the same period in 2011. Total revenues for the year ended December 31, 2012 were $85.4 million as compared to $61.2 million for the year ended December 31, 2011. The increase in total revenues in 2012 was due to increases in both product sales and milestone payments recognized in 2012. Net U.S. Feraheme product sales for the quarter ended December 31, 2012 were $14.4 million, as compared to $12.8 million of net U.S. Feraheme product sales for the same period in 2011. Net U.S. Feraheme product sales for the year ended December 31, 2012 were $58.3 million, as compared to $52.1 million for 2011.

Cost of goods sold (COGS) in 2012 were $14.2 million, or 24% of U.S. net product sales, compared to $10.5 million, or 20% of U.S. net product sales, in 2011. The increase in 2012 was attributable to several one-time charges associated with the closure of our Cambridge, MA manufacturing facility and the move to an outsourced manufacturing supply chain.

Excluding COGS, total operating expenses for the year ended December 31, 2012 were $88.6 million, as compared to $130.5 million for 2011. The decrease in operating costs in 2012 versus 2011 was primarily attributable to lower research and development expenses due to the completion of the phase III IDA program and lower selling, general and administrative expenses due primarily to lower promotional expenses and the realignment of the company’s sales force.

The company reported a net loss of $3.7 million, or a loss of $0.17 per share, for the quarter ended December 31, 2012, as compared to a net loss of $18.6 million, or a loss of $0.87 per share, for the year ended December 31, 2011. Net loss for the year ended December 31, 2012 was $16.8 million, or a loss of $0.78 per share, as compared to a net loss of $77.1 million, or a loss of $3.64 per share for the same period in 2011.

“In 2012, we took actions to stabilize our business — such as stopping the historical decline of our average net revenues per gram,” stated William Heiden, president and chief executive officer of AMAG. “We then turned our focus to putting Feraheme on a solid growth trajectory, achieving 12 percent dollar growth for the year, while reducing expenses by more than 30 percent as compared to 2011. Our goals for 2013 are clear, to continue to drive growth of Feraheme while we prepare for the potential launch in the broader IDA indication, expand our product portfolio and continue the disciplined management of our expenses.”

2013 Goals

AMAG intends to achieve the following in 2013:

•                  Achieve double-digit growth of Feraheme revenues, driven by both volume (gram) growth in the CKD patient population and increases in our realized net revenue per gram of Feraheme sold;

•                  Complete all pre-launch activities to ensure that the company is prepared for the potential launch of Feraheme in the broader IDA patient population, pending regulatory approval later this year;

•                  Support a timely FDA review of the company’s sNDA for Feraheme in the treatment of IDA in adult patients, regardless of underlying cause, who fail or otherwise cannot take oral iron;

•                  Work closely with Takeda to ensure a timely submission of an equivalent label expansion filing in the EU, as well as supporting similar submissions in other Takeda geographies;

•                  Expand the company’s product portfolio through the execution of an acquisition or in-license of commercial-stage specialty pharmaceutical product(s); and

•                  Deliver on the company’s 2013 annual financial guidance.

2013 Financial Outlook

The company reiterates the following guidance for 2013:

•                  Total revenues of between $73 million and $77 million, including:

•                  Feraheme U.S. net product sales of between $63 million and $67 million;

•                  Revenue from royalties, ex-U.S. product sales and milestones of approximately $10 million;

•                  COGS of between 14% and 18% of net Feraheme product sales;

•                  Total operating expenses of between $78 million and $82 million, including:

•                  Research and development expenses of between $24 million and $27 million, and

•                  Selling, general and administrative expenses of between $54 million and $57 million; and

•                  A 2013 year-end cash and investments balance of between $206 million and $211 million, not including the impact of business development transactions.

About Iron Deficiency Anemia

More than 4 million Americans have IDA; 1.6 million of whom are estimated to have CKD, while the other 2.4 million suffer from anemia due to other causes.(2)  For these patients with anemia due to other causes, the underlying diseases or issues causing IDA include abnormal uterine bleeding, gastrointestinal disorders, inflammatory diseases and chemotherapy-induced anemia.  Many IDA patients fail treatment with oral iron due to intolerability or side effects.(3)

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that manufactures and markets Feraheme® (ferumoxytol) Injection for Intravenous (IV) use in the United States.  Along with driving organic growth of its lead product, AMAG intends to expand its portfolio with additional commercial-stage specialty pharmaceuticals. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

Rienso is a registered trademark of Takeda Pharmaceutical Company Limited.

(2) U.S. Census; U.S. Renal Data System, USRDS 2010 Annual Data Report: Atlas of Chronic Kidney Disease and End-Stage Renal Disease in the United States, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, MD, 2010: 41-42; Fishbane, S. et al. Iron Indices in CKD in the NHANES 1998-2004. Clin J Am Soc Nephrol. 2009 January; 4(1): 57—61.

(3) Barton, James et al. Intravenous iron dextran therapy in patients with iron deficiency and normal renal function who failed to respond to or did not tolerate oral iron supplementation. Am J Medicine. 2000; 109: 27-32.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
Revenues:
U.S. product sales, net	$14,381	$12,830	$58,287	$52,097
International product sales and royalties	120	—	120	—
License fee and other collaboration revenues	6,564	1,999	26,475	8,321
Other product sales and royalties	79	78	496	831
Total revenues	21,144	14,907	85,378	61,249

Operating costs and expenses (1):
Cost of product sales	4,027	2,739	14,220	10,531
Research and development expenses	7,903	12,985	33,296	58,140
Selling, general and administrative expenses	12,629	15,173	53,071	68,863
Restructuring expenses	595	3,508	2,215	3,508
Total operating costs and expenses	25,154	34,405	102,802	141,042

Operating Loss	(4,010)	(19,498)	(17,424)	(79,793)
Interest and dividend income, net	260	357	1,286	1,747
Other income (expense)	3	1	(1,466)	(193)
Net loss before income taxes	(3,747)	(19,140)	(17,604)	(78,239)
Income tax benefit	61	559	854	1,170
Net loss	$(3,686)	$(18,581)	$(16,750)	$(77,069)
Net loss per share - basic and diluted:	$(0.17)	$(0.87)	$(0.78)	$(3.64)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,446	21,248	21,392	21,189

(1) Stock-based compensation included in operating costs and expenses:
Cost of product sales	$27	$133	$225	$616
Research and development	574	509	1,994	1,874
Selling, general and administrative	1,111	598	4,805	7,548

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31, 2012	December 31, 2011
Cash and cash equivalents	$46,293	$63,474
Short-term investments	180,750	148,703
Accounts receivable	6,410	5,932
Inventories	12,451	15,206
Receivable from collaboration	263	428
Assets held for sale	2,000	—
Other current assets	6,213	6,288
Total current assets	254,380	240,031
Net property, plant & equipment	3,297	9,206
Long-term investments	—	17,527
Other assets	460	460
Total assets	$258,137	$267,224

Accounts payable	$3,515	$3,732
Accrued expenses and other short-term liabilities	20,338	28,916
Deferred revenues - short term	9,104	6,346
Total current liabilities	32,957	38,994
Deferred revenues - long term	50,350	45,196
Other long term liabilities	2,033	2,438
Total long term liabilities	52,383	47,634
Total stockholders’ equity	172,797	180,596
Total liabilities and stockholders’ equity	$258,137	$267,224

About Feraheme® (ferumoxytol)/Rienso

In the United States, Feraheme (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol received marketing approval in Canada in December 2011, where it is marketed by Takeda as Feraheme, and in the European Union in June 2012 and Switzerland in August 2012, where it is marketed by Takeda as Rienso®. For additional product information, please visit www.feraheme.com.

Feraheme ® (ferumoxytol) Injection for Intravenous (IV) is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme.  Serious adverse reactions of clinically significant hypotension have been reported. In the post-marketing setting, life-threatening anaphylactic type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness and other safety events have been reported in patients being treated with Feraheme. In clinical trials, the most commonly occurring adverse reactions for Feraheme-treated patients were nausea, dizziness, hypotension, peripheral edema, headache, edema and vomiting. A full list of adverse events can be found in the full prescribing information for Feraheme.

For full prescribing information, please visit www.feraheme.com.

Forward-looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, the market for Feraheme and our future profitability; the management of our operating expenses and cost of goods sold; our efforts and expectations regarding the review and possible approval of our supplemental new drug application for Feraheme; regulatory filings to be submitted by Takeda outside of the U.S.; our expectations for revenue growth and plans for strategic investments, including the acquisition or in-license of commercial-stage specialty pharmaceutical product(s); our expectations regarding the potential patient population for Feraheme and the effective price per gram for Feraheme; delivery of financial guidance; our expected 2013 Feraheme product revenue; our expected 2013 operating expenses and cost of goods sold; our expected 2013 year-end cash and investments balance; potential Feraheme milestone or royalty payments; and our plans to expand the reach of Feraheme to new indications and geographic territories are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme/Rienso in the broader IDA indication both in the US and outside of the US, including the EU, (3) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso, (4) uncertainties regarding the manufacture of Feraheme/Rienso, (5) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (6) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, and (7) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc. Contact

Amy Sullivan, 617-498-3303